Exhibit 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
March 11, 2014	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Air Lease Corporation	Los Angeles	Tokyo
2000 Avenue of the Stars, Suite 1000N	Madrid	Washington, D.C.
Los Angeles, California 90067

Re:	Registration Statement No. 333-184382; $500,000,000 Aggregate Principal Amount of 3.875% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the Company’s issuance of $500,000,000 aggregate principal amount of its 3.875% Senior Notes due 2021 (the “Notes”) under an indenture, dated as of October 11, 2012 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture, dated as of the date hereof, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2012 (Registration No. 333-184382) (as amended, the “Registration Statement”), a base prospectus dated October 11, 2012, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated March 4, 2014, filed with the Commission pursuant to Rule 424(b) under the Act on March 5, 2014 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated March 4, 2014, among Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as representatives of the several underwriters named therein, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 5.15 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (f) waivers of broadly or vaguely stated rights; (g) provisions for exclusivity, election or cumulation of rights or remedies; (h) provisions authorizing or validating conclusive or discretionary determinations; (i) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (j) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Base Indenture, the Supplemental Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that each of the Documents constitutes a legally valid and binding obligation of the parties thereto other than the Company, enforceable against each of them in accordance with its terms and (c) that the status of each of the Documents as a legally valid and binding obligation of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 11, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP